EXHIBIT 10.1

Amendment Number Two

To The

West Marine, Inc.

Omnibus Equity Incentive Plan

Pursuant to the power delegated to the Compensation and Leadership Development Committee (“Committee”) of the Board of Directors (“Board”) of West Marine, Inc. (the “Board”), under Section 15 of the Amended and Restated West Marine, Inc. Omnibus Equity Incentive Plan, effective as of May 19, 2011, as amended by Amendment Number One, effective as of March 30, 2012 (collectively, the “Plan”), at a meeting of the Committee held on February 21, 2014, the Committee approved the following second amendment (“Amendment”) to the Plan:

1.
The definition of “Committee” in Section 2.9 of the Plan is amended in part by replacing “governance and compensation committee” with “compensation and leadership development committee.” The balance of the Section remains unmodified.

2.
The definition of “Date of Grant” in Section 2.13 of the Plan is amended by deleting such Section in its entirety and substituting in its place the following:
2.13           “Date of Grant” means:

(a)           for annual Awards to Participants who are current Employees of the Company, the first business day of March of each year; and

(b)           for one-time Awards made to Participants who are newly-hired Employees, the 10th business day of the calendar month following the new Employee’s date of hire; and

(c)           for one-time Awards made to existing Employee Participants who are promoted and whom the Management Committee or the Committee determines are entitled to receive an Award, the 3rd business day following the release of quarterly earnings which occurs immediately following the effective date of the promotion;  and

(d)           for annual Awards made to Non-Employee Directors, the close of each annual meeting of the Company’s stockholders at which the Non-Employee Director is nominated for reelection and is so elected by the stockholders; and

(e)           for Awards, other than annual Awards, made to Non-Employee Directors appointed by the Board at any time prior to the next annual meeting of stockholders (e.g. an appointment to fill a vacancy on the Board), the first day of attendance by such newly-appointed Non-Employee Director at the first to occur of a Board meeting or a meeting of any of the Board’s standing committees; and

(f)           for any other Awards and/or for Awards set forth in subsections (a) through (e) above notwithstanding the dates set forth therein, any date designated by the Committee as the date as of which an Award is granted, which shall not be earlier than the date on which the Committee approves the granting of such Award.

3.
This Amendment to the Plan shall be effective as of February 20, 2014.

Except as modified by this Amendment, the terms of the Plan remain unmodified and in full force and effect.

WEST MARINE, INC.
/s/ Pamela Fields
Pamela Fields, Secretary